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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PRESS CONTACT:

                        Curt Ritter               Whit Clay
                        W. P. Carey & Co. LLC     Sloane & Co.
                        212-492-8989              212-446-1864
                        critter@wpcarey.com       wclay@sloanepr.com


W. P. CAREY & CO. LLC ANNOUNCES FOURTH QUARTER AND FULL YEAR 2002 FINANCIAL RESULTS

      REPORTS RECORD YEAR -- FFO PER DILUTED SHARE UP 17% IN 2002

      NEW YORK, NY, February 26, 2003 - Investment firm W. P. Carey & Co. LLC (NYSE: WPC) today reported fourth quarter and full year 2002 financial results for the three and twelve-month periods ended December 31, 2002.

      A.    OPERATING HIGHLIGHTS

   - Diluted earnings per share (EPS) for the year ended December 31, 2002 increased by 25% to $1.28 up from $1.02 for the comparable period last year, primarily as a result of a $1 billion increase in assets under management. Management revenues slightly exceeded those from real estate investments for the first time in the Company's history. Diluted EPS for the quarter declined to a loss of $0.10 down from break-even for the comparable period in 2001. This decline was due to an increase in non-cash impairment charges on real estate and related investments. Prospects for the first quarter of 2003 appear favorable.

   - Funds From Operations (FFO) for the twelve-month period increased 17% to $2.81 per diluted share, or $102.0 million, up from $2.41 per diluted share, or $84.2 million, for the comparable period last year. FFO for the three-month period increased 47% to $0.87 per diluted share, or $32.4 million, up from $0.59 per diluted share, or $21.2 million, for the comparable period in 2001. FFO is a widely accepted supplemental measure of performance. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.

                                     -more-
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   -  Net income for the twelve-month period increased by 30% to $46.6 million up from $35.8 million for the comparable period in 2001. For the three-month period the Company reported a net loss of $3.7 million as compared with net income of $133,000 for the same period a year ago. Excluding the non-cash impairment charges in both years, the Company would have reflected a 55% increase in net income.

   - Total revenue for the twelve-month period ended December 31, 2002 increased 25% to $161.6 million up from $129.3 million for the same period a year ago. Total revenue for the three-month period increased by 48% to $52.9 million up from $35.9 million for the comparable period in 2001.

   - W. P. Carey completed more than $1.0 billion in net lease transactions during 2002, including $508 million in the fourth quarter, up from $395 million during all of 2001 as companies continued to seek alternative sources of capital. The substantial growth in transaction volume and related fee income for 2002 is in part affected by current market conditions and may not be indicative of a permanent increasing trend.

   - In December the Board of Directors raised the cash dividend to $.431 per common share. This reflects the seventh consecutive quarterly increase. The dividend was paid on January 15, 2003 to shareholders of record on December 31, 2002. Dividends have increased every year since the company went public.

   - In January, Chairman Wm. Polk Carey announced a $50 million personal gift on behalf of the W. P. Carey Foundation to endow the W. P. Carey School of Business at Arizona State University. This is the largest gift in ASU's history and the second largest gift ever given to a U.S. business school. Also in January, the Foundation announced a $10 million personal gift to the Gilman School in Baltimore, MD.


      Chairman Wm. Polk Carey said, "As we approach our thirtieth anniversary this March, I look back and realize that our decision to run W. P. Carey as owners has been the foundation of our success. This philosophy has enabled us to provide our investors with consistent returns despite the uncertainties of the broader financial markets. While the management side of our

                                     -more-
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business continues to play an increasingly important role in our success, we remain diligent in monitoring the performance of our net-leased assets. As we look to the next 30 years and beyond, we remain optimistic that our best days are yet to come."

      B.    CONFERENCE CALL & WEBCAST

      W. P. Carey will host a conference call and audio webcast to discuss its fourth quarter and full year 2002 financial results today at 11:00 AM ET. Stockholders and interested parties may listen to a live broadcast of the call by dialing 1-800-915-4836 (International - 973-317-5319). The conference call can also be accessed via the Internet on W. P. Carey's homepage at www.wpcarey.com. Please visit the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. For those who are not able to listen to the live broadcast, the webcast replay will be available immediately following the call on the Company's website. Alternatively, individuals can listen to the call after 1:00 PM ET this afternoon by calling 1-800-428-6051 (International - 973-709-2089) with the access code 284561 through March 5, 2003.

      W. P. Carey's press releases are available on the Company's website at www.wpcarey.com or by contacting the Corporate Communications Department at 1-800-WP CAREY or by e-mail at media@wpcarey.com.

      Founded in 1973, W. P. Carey & Co. specializes in corporate real estate financing through the corporate net lease or sale-leaseback structure. The firm and its affiliates continue to be leading lessors of net-leased corporate real estate. The largest publicly traded limited liability company in the world, W.
P. Carey owns and/or manages more than 500 commercial and industrial properties throughout the United States and Europe comprised of more than 60 million square feet.

                                 (TABLES FOLLOW)

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. A NUMBER OF FACTORS COULD CAUSE THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENT TO DIFFER MATERIALLY FROM THOSE ANTICIPATED. AMONG THOSE RISKS, TRENDS AND UNCERTAINTIES ARE THE GENERAL ECONOMIC CLIMATE; THE SUPPLY OF AND DEMAND FOR COMMERCIAL PROPERTIES; INTEREST RATE LEVELS; THE AVAILABILITY OF FINANCING; AND OTHER RISKS ASSOCIATED WITH THE ACQUISITION AND OWNERSHIP OF PROPERTIES, INCLUDING RISKS THAT THE TENANTS WILL NOT PAY RENT, OR THAT COSTS MAY BE GREATER THAN ANTICIPATED. FOR FURTHER INFORMATION ON FACTORS THAT COULD IMPACT THE COMPANY, REFERENCE IS MADE TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION
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                              W.P. CAREY & CO. LLC

                              FUNDS FROM OPERATIONS

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                THREE MONTHS ENDED                     TWELVE MONTHS ENDED
                                                                    DECEMBER 31,                            DECEMBER 31,
                                                           --------------------------------        --------------------------------
                                                               2002                2001                2002                2001
                                                           ------------        ------------        ------------        ------------
Net income (loss)                                          $     (3,719)       $        133        $     46,588        $     35,761
Gain on sale of real estate                                        (592)               (677)            (15,323)             (1,904)
Non-cash settlement income                                       (2,097)

Funds from operations of equity                                   3,375               1,411               7,508               3,677
investees in excess of equity
income (loss)
Depreciation, amortization, deferred                             11,050               8,399              37,740              32,817
taxes and other noncash charges
Minority interest in income (loss)                                  (73)                 30                (120)                (68)
Straight-line rents                                                (163)               (228)               (639)               (897)
Writeoff of straight-line rents                                     142                 142               1,321
Impairment charge on real estate                                 22,386              11,880              29,410              12,643
investments
SAB 101 adjustment                                                  222              (1,197)                810
  Funds from operations                                    $     32,406        $     21,170        $    102,012        $     84,160
                                                           ============        ============        ============        ============

FUNDS FROM OPERATIONS  PER SHARE -
BASIC                                                      $       0.90        $       0.61        $       2.87        $       2.44
                                                           ============        ============        ============        ============

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
DILUTED                                                    $       0.87        $       0.59        $       2.81        $       2.41
                                                           ============        ============        ============        ============

Weighted average  shares
outstanding:
     Basic                                                   35,938,531          34,639,497          35,530,334          34,465,217
                                                           ============        ============        ============        ============
     Diluted                                                 37,079,149          35,636,759          36,265,230          34,952,560
                                                           ============        ============        ============        ============

Funds from operations is calculated as net income (loss), excluding gains (or losses) from debt restructuring and sales of property, plus certain noncash items (primarily real estate depreciation, impairments and deferred taxes) and after adjustments for unconsolidated partnerships and joint ventures. Funds from operations does not represent net income or cash flows generated from operating activities in accordance with GAAP. It should not be considered an alternative to net income as an indication of the Company's operating performance or to cash flows as a measure of liquidity or an indicator of the Company's ability to fund its cash needs.